Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Everi Holdings Inc.

Las Vegas, Nevada

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-4 of Everi Holdings Inc. of our report dated November 12, 2014, except for Note 20 which is as of October 23, 2015; relating to Multimedia Games Holding Company, Inc.’s consolidated financial statements, and schedule which is included in the Current Report on Form 8-K filed by Everi Holdings Inc. on October 23, 2015 for the year ended December 31, 2014.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Austin, Texas

October 23, 2015